Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is entered into as of January 29, 2018, by and among Zijin Global Fund, a Cayman Islands company limited by shares, Gold Mountains Asset Management Limited, a company limited by shares and formed in Hong Kong, and Jin Huang Mining Company Limited, a British Virgin Islands company limited by shares (each, individually, a “Shareholder” and, collectively, “Shareholders”).

RECITALS

WHEREAS, each of the Shareholders are the beneficial owners or record holders of either sole or shared voting power of ordinary shares of Asanko Gold Inc., a corporation incorporated under the laws of British Columbia (the “Company”); and they wish to set forth hereunder their respective rights and obligations in connection with their shareholding in the Company, all in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   Agreement to Vote Shares. For as long as this Agreement is in effect, any and all voting rights of each Shareholder with respect to the Shares shall be exercised only upon the mutual agreement of Shareholders acting in concert.

2.   Term and Termination. This Agreement will enter into force and effect as of the date hereof and shall continue to be in effect until terminated by the mutual agreement of the Shareholders.

3.   Representations of the Shareholders.

Each Shareholder hereby represents and warrants to the other Shareholder, with respect to himself or itself only, as follows:

3.1   Organization, Standing and Power. Such Shareholder is a company duly organized, validly existing and, if applicable, in good standing under the relevant laws of the jurisdiction under which it is incorporated.

3.2   Authority. Such Shareholder has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. With respect to an entity, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate proceedings on the part of such Shareholder are necessary to enter into or execute this Agreement. This Agreement has been duly executed and delivered by such Shareholder and upon the execution and delivery by the other parties thereto shall constitute a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.3   Ownership. Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all Encumbrances.

3.4   No Conflicts. The execution, delivery and performance of this Agreement by such Shareholder or its obligations hereunder and the compliance by such Shareholder with any provisions hereof, do not and will not result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), violate the terms of, result in the acceleration of any obligation, terminate, modify, or cancel, or require any notice under: (i) the respective charter documents of such Shareholder; (ii) any written and/or oral agreement, contract, commitment, lease, arrangement and/or other instrument by which such Shareholder is bound or to which any of its assets is subject; or (iii) any Law applicable to such Shareholder or its respective assets and properties and any bylaw or other organizational document of the Shareholder.

3.5   No Consent. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Shareholder except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his, her or its obligations under this Agreement.

4.   Additional Shares. Shareholder agrees that all Shares that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

5.   Miscellaneous.

5.1   Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party

5.2   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.3   Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Shareholders. Any amendment executed in accordance with the foregoing shall be binding upon all parties and their respective successors and assigns.

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5.4   Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.6   Further Assurance. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

6.   Definitions.

In this Agreement, unless the context shall otherwise require, the following terms shall have the following meanings:

6.1   “Affiliate” means, in relation to any Shareholder, any entity Controlled, directly or indirectly by that Shareholder, any entity that Controls, directly or indirectly that Shareholder, or any entity under common Control with that Shareholder.

6.2   “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

6.3   “Encumbrance” means with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, proxies, right of first refusal, defect in title, impediment of title, impairment of title, preemptive right or restrictions or rights of third parties of any nature.

6.4   “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

6.5   “Law” means any law, rule or regulation and any order, injunction, award, judgment and decree.

6.6   “Shares” means any shares of the Company (including unvested shares) owned by Shareholders or by any trustee for the benefit of Shareholders, and any other shares or securities issued or distributed in respect thereto or in substitution or exchange thereof, at any time and from time to time, and as may be adjusted, including any Shares of the Company that a Shareholder purchases after the execution of this Agreement, shall be subject to the terms and conditions of this Agreement. In the event of any share split, share dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like, the terms of this Agreement shall apply to the resulting securities.

6.7   “Transfer” means the transfer, sale, assignment, pledge, hypothecation, creation of a security interest in or any Encumbrance on, placement in trust (voting or otherwise), transfer by operation of Law, by gift or other disposition in any way.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of January 29 2018.

ZIJIN GLOBAL FUND

By:	/s/ ZHANG Zonglin
Name:	ZHANG Zonglin
Title:	Director

GOLD MOUNTAINS ASSET MANAGEMENT LIMITED

By:	/s/ ZHANG Zonglin
Name:	ZHANG Zonglin
Title:	Director

JIN HUANG MINING COMPANY LIMITED

By:	/s/ FAN Cheung Man
Name:	FAN Cheung Man
Title:	Director

[Signature Page to the Voting Agreement]